Exhibit 10.1

Memorandum

To:	Barry Broadus

From:	John Wasson, Chair, President and Chief Executive Officer

Date:	October 30, 2025

Re:	Executive Transition Agreement – Barry Broadus

You shared with me your plans to retire in early 2026. This memo, in the form of an Executive Transition Agreement (the “Agreement”), is intended to confirm and document the details of your retirement from full-time employment and as Executive Vice President, Chief Financial Officer of ICF International, Inc. (“ICF”) and its affiliates (collectively ICF and its affiliates, the “Company”), your transition to a role as Senior Advisor and to a flexible, part-time (“FPT”) status, and finally to your full retirement from the Company.

Background:

You have been an executive of the Company since 2022. You announced your intention to retire from the Company and offered to continue to provide the Company transition services, including on a FPT basis beginning after your retirement from full-time employment through the end of your employment, as set forth in Section 3 below. This may be beneficial to assisting with several corporate projects, and, for these purposes, the Company wishes to continue your at-will employment on a FPT basis as set forth below.

Transition Terms and Related Provisions:

You and the Company are parties to this Agreement and agree as follows:

1.

Full-time Retirement Date. You have announced your plan to retire from the Company, beginning with the relinquishment of your role as Chief Financial Officer effective March 1,2026 when you will assume a role as “Senior Advisor”, at which point you will be deemed to have relinquished all director, officer or other management position(s) to which you were appointed for ICF or any other affiliate of the Company. Your retirement from full-time employment with the Company is effective April 1, 2026 (the “Full-Time Retirement Date”). Your base salary through the Full-time Retirement Date will be paid in the normal course on the regularly scheduled payroll dates, less taxes and other required withholding, consistent with other Company employees. Your participation in the Executive Paid Leave (“EPL”) program will continue until the Full-Time Retirement Date.

2.

Service Through the Last Day of Employment. You will continue in good faith to perform your duties, including as directed by senior management, through your last date of employment (during your service in both full-time and FPT capacities, as the case may be) with the Company.

3.

Continued Employment on a FPT Basis after the Full-Time Retirement Date. After the Full-Time Retirement Date, you will continue to be employed by the Company on an at-will FPT basis as a Senior Advisor until the earlier of (i) January 31, 2027 (the “Retirement Date”) or sooner if (ii) the Company terminates you for “cause”, as defined in the Severance Benefits Letter Agreement dated January 6, 2022 , or you otherwise elect to terminate your employment sooner. Upon your termination of employment, you will no longer be an employee of the Company (the “Extended Separation Date”). While in FPT status, you may be asked to work up to an average of thirty (30) hours per month. You will record time for work requested by ICF’s Chief Executive Officer or your successor in the Chief Financial Officer role, and that you performed on behalf of the Company. You will be paid at an hourly rate of Two Hundred Fifty dollars ($250.00) per hour, less taxes and other required withholding. While in FPT status, you will no longer be eligible for Executive Personal Leave (“EPL”), holidays, or any other paid leave offered to regular full-time employees. You will work remotely, but may be asked to travel as necessary to provide appropriate support so long as you remain an employee. The Company will be responsible for your business travel and travel-related expenses in connection with the work you are asked to perform.

Barry Broadus ___
ICF International, Inc. ___

4.

Bonuses. You will be eligible to receive a bonus under the Company’s Annual Incentive Plan (“AIP”) for the fiscal year ended December 31, 2025 in accordance with the provisions of the AIP, as determined by the Human Capital Committee of the Board of Directors of ICF International, Inc., which, if approved, would be paid at the time that other management Annual Incentive Plan (“AIP”) bonuses are paid. A delay in payment of the AIP for the fiscal year ended December 31, 2025 beyond the Full-Time Retirement Date does not alter your eligibility to receive such bonus when and in the manner awarded by the Human Capital Committee. You understand and agree that you are not eligible to participate in the AIP or any other bonus program for periods beginning on and after January 1, 2026. In addition, you acknowledge that to the extent any payment is subject to Code Section 409A, to which no exception to Code Section 409A is applicable, such payment shall not be made prior to the date that is the earliest of (i) six months after the Full-Time Retirement Date; (ii) your death; or (iii) such other date that will cause such payment to you not to be subject to any additional tax imposed pursuant to the provisions of Code Section 409A. In the event of your death, any such unpaid amount shall be paid to your designated beneficiaries.

5.

Equity Grants. You will continue to vest in your existing equity grants in accordance with the applicable grant agreements and the terms of the ICF International, Inc. Omnibus Incentive Plan (“Plan”) and otherwise remain eligible for continued vesting under the Plan, applicable grant agreement provisions and other requirements, including the retirement provisions therein. Your equity grants are reflected on the attached Exhibit A. You understand and agree that you are not eligible to participate in any other compensation programs and will not receive any new equity incentive awards under the Plan or otherwise for periods on and after January 1, 2026; provided that if the Human Capital Committee determines that all or a portion of the bonuses for executive officer participants under the AIP program for the fiscal year ended December 31, 2025 shall be paid in the form of equity grants, you shall not be prohibited from receiving such equity grants at the time such payments and grants are made to the other executive officers. For the avoidance of doubt, this Section 5 does not affect your rights under the Plan, any Restricted Stock Unit (“RSU”) Award Agreements or any Performance Share (“PS”) Award Agreements that are outstanding as of the date hereof or that may granted to you in substitution for payment of some or all of the AIP program for the fiscal year ended December 31, 2025. Any RSU and PS awards so outstanding will continue to vest in accordance with, and subject to, the terms of such award agreements. Consistent with the terms of your outstanding award agreements, your RSU awards and PS awards, or any other RSU or PS awards that are authorized and granted to you hereafter, will continue to vest unless the Company terminates your employment with for “cause”, as defined in the Severance Benefits Letter Agreement dated January 6, 2022, or you otherwise elect to terminate your employment sooner. Copies of your outstanding RSU and PS award agreements are enclosed with this Agreement.

6.

Executive Personal Leave. The parties acknowledge that, during your regular full-time employment with the Company, you participated in the Company’s EPL program for officers and therefore, you did not earn or accrue leave but took leave consistent with the provisions of this program and have been paid for all such leave taken through your execution of this Agreement. You acknowledge and agree that you will not earn nor be eligible to receive any leave payout after the Full-Time Retirement Date.

Barry Broadus ___
ICF International, Inc. ___

7.

Health Benefits. Your participation in the Company’s group health plan will continue through April 30, 2026. Thereafter, you may elect to continue participation in the Company’s group medical, dental and vision plans pursuant to the group health plan continuation provisions of Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”) and Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). In order to do so, you will be solely responsible for electing such continuation coverage by timely completing and submitting the COBRA election documents. You will be personally responsible for the full premium of COBRA coverage.

8.

Severance Pay. In recognition of the understanding that you will remain employed on a full-time basis through the Full-Time Retirement Date, you understand and agree that as a result of your retirement you hereby waive, shall no longer be entitled to, and shall not be paid, any severance under your Severance Letter Agreement, except that this waiver shall not apply if your employment is terminated by the Company without Cause (as such term is defined in your Severance Letter Agreement) prior to the Full-Time Retirement Date.

9.

Other Benefits. Except as stated in the preceding Paragraphs 1-7, you will not be eligible to participate in or accrue any additional benefits from the Company after the Full-Time Retirement Date, including, but not limited to, the short-term or long-term disability, or other benefits. You may continue to participate in the Company’s 401(k) plan during your employment with the Company and you will remain vested in all portions of your 401(k) account.

10.

Waiver of Claims Under the Age Discrimination in Employment Act. You recognize that, in signing this Release of Claims, you are waiving your right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 626 et seq. (“ADEA”) arising prior to the date you execute this Release. You understand that you may take twenty-one (21) days from the date this Release is presented to you to consider whether to execute this Release. You are advised that you may wish to consult with an attorney prior to execution of this Release. Once you have executed this Release, you may revoke the Release at any time during the seven (7) day period following your execution of the Release. After seven (7) days have passed following your execution of this Release, your execution of this Release shall be final and irrevocable. To revoke this Release, you must provide notice of revocation to the Company’s Chief Human Resources Officer.

11.	Additional Acknowledgments and Agreements. In further consideration of the mutual commitments contained herein, you agree to the following:

a.	Effective on the Retirement Date, your employment status will be updated to “retired.”

b.

On or before the Retirement Date or earlier if requested by the Company, you agree to return to the Company any and all data, materials, property, equipment or other information, tangible or intangible, possessed or controlled at any time by you belonging to, or under the control of, the Company, and you have not retained any copies, compilations, extracts, excerpts, summaries or other notes of any files, documents, software, customer data base or other data of or relating to the Company, or their business, except your personal copies of documents specifically relating to your employment and benefits with the Company.

Barry Broadus ___
ICF International, Inc. ___

c.

You agree that you will promptly submit (but in any event within thirty (30) days of each of the Full-Time Retirement Date and Retirement Date) your documented expense reimbursement statement reflecting all business expenses you incurred as of each such respective date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

d.

You acknowledge your continuing obligations under the Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation Agreement you executed with the Company. You specifically agree that such Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation Agreement survives the execution of this Agreement and is expressly incorporated herein. The Company acknowledges and does not object to your existing service on the Board of Directors of American Systems. Until the Retirement Date, you may seek confirmation that an external consulting opportunity does not conflict with your post-employment obligations under such agreement to the Company or with respect to the retirement vesting provisions of your equity grants, and the Company agrees not to unreasonably delay or condition its response or assessment of such obligation with respect to such opportunities.

e.

During your employment and after the Retirement Date, you will cooperate with the Company in its investigation, defense or prosecution of any potential or actual claim or lawsuit by or against the Company. As used herein, the term “cooperate” means being available from time to time for meetings with counsel, not communicating with non-governmental parties known to be adverse to the Company except by way of deposition or trial testimony, being available for deposition and trial testimony upon instruction of counsel for the Company, and executing those documents and truthful affidavits requested from time to time by counsel to the Company, provided, however, that nothing herein shall preclude you from responding to or participating in any inquiry by any Government Agency. The Company agrees that it will reimburse you for any lost wages or leave, as well as any reasonable expense you incur in assisting the Company, at its request, in any such matter.

12.

Confidentiality. You recognize that during your employment with the Company, you have had access to proprietary and confidential information that the Company owns or that was otherwise received by the Company under non-disclosure agreement and other obligations to third parties. All such documents, data, and other information, along with the terms and conditions of this Agreement, including its existence, the amounts or any other consideration provided for in this Agreement (collectively, the “Proprietary Information”) shall be treated as confidential. You, for yourself and on behalf of your agents, attorneys, successors, heirs, administrators, and assigns, and all related or affiliated persons, agrees that you shall not directly or indirectly divulge, communicate, display, publish, or reveal the nature and terms of this Agreement, or any Proprietary Information, to any third party, including, without limitation, any past, present or future executive of, or any applicant for employment with, the Company, any other person and any attorney to any such person, and any member of the news media, except as follows: (a) you may disclose information regarding the existence and terms and conditions of this Agreement to your immediate family; (b) any governmental agency when such disclosure is required by federal, state or local law, including tax laws; (c) any party when such disclosure is required by a subpoena issued by a court of competent jurisdiction; and (d) any legal counsel, tax and financial planners retained by you to assist in the preparation of your taxes or for your legal counsel retained in connection with review of this Agreement. With respect to each of the limited exceptions set forth above, you will inform the person(s) to whom you disclose information regarding this Agreement of the confidential nature of this Agreement and, in each case, obtain their agreement to keep same confidential.

Barry Broadus ___
ICF International, Inc. ___

13.

Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding concerning your employment, including during the transition period, your planned retirement, the other subject matter addressed herein between the parties, and, in connection with your continued employment as set forth in Sections 1 and 3 of this Agreement, supersedes and replaces all prior negotiations and all prior agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof of your employment, including the Severance Benefits Letter Agreement dated January 6, 2022 between you and the Company. You understand and agree that this Agreement does not supersede or replace any of your continuing obligations as referenced herein, including, but not limited to, your obligations to the Company under the Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation Agreement, which by the terms of such agreements, survive the Retirement Date and are incorporated herein. For the avoidance of doubt, the RSU and PS award agreements previously granted to you and enclosed herewith and any additional grants authorized hereafter by the Human Capital Committee of the ICF Board of Directors are not superseded by this Agreement.

14.

Governing Law. This Agreement shall be governed by and subject to the laws of the Commonwealth of Virginia, without regard to Virginia’s choice of law rules. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement.

The Parties acknowledge that they have read the foregoing Agreement, fully understand its contents, and, with the respective signatures below, accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences, with the opportunity to seek advice of counsel prior to execution.

BARRY BROADUS		ICF INTERNATIONAL, INC.

		By:	/s/
Signature	Date		Date

Barry Broadus		John Wasson
Printed Name		Title: Chief Executive Officer

Barry Broadus ___
ICF International, Inc. ___